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                                                                    EXHIBIT 12.1





                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollar in thousands)


                                                                                             Six Months
                                                                                               Ended
                                          Year Ended December 31,                             June 30,
                              1992      1993        1994          1995        1996        1996        1997
                              ----      ----        ----          ----        ----        ----        ----
Earnings:
Income before
 income taxes               $90,761    $35,383    ($192,774)    $107,612    $ 97,905    $49,598    $39,227
Add:
  Interest on debt               --      2,824        6,364       10,265       9,308      4,644      4,699
                            -------    -------    ---------     --------    --------    -------    -------

Earnings as defined         $90,761    $38,207    ($186,410)    $117,877    $107,213    $54,242    $43,926
                            =======    =======    =========     ========    ========    =======    =======

Fixed charges:
  Interest on debt          $    --    $ 2,824    $   6,364     $ 10,265    $  9,308    $ 4,644    $ 4,699
  Capitalized Interest           88      4,138        3,066           --          --         --         --
                            -------    -------    ---------     --------    --------    -------    -------

Fixed charges as defined    $    88    $ 6,962    $   9,430     $ 10,265    $  9,308    $ 4,644    $ 4,699
                            =======    =======    =========     ========    ========    =======    =======

Ratio of earnings to
  fixed charges             1,031.4        5.5       ---(a)         11.5        11.5       11.7        9.3
                            =======    =======    =========     ========    ========    =======    =======

(a) Earnings were insufficient to cover fixed charges by $195,840,000. Reflects a pre-tax charge for writedown of impaired assets of $208,949,000.

For the purpose of computing the ratio of earnings to fixed charges, (1) "earnings" consist of income before income taxes and interest on debt (excluding interest capitalized during the period) and (2) "fixed charges" consist of total interest on debt (including interest capitalized during the period.)